EXHIBIT 10.15

FOURTH AMENDMENT TO OFFICE LEASE AGREEMENT

DONELSON CORPORATE CENTRE

THIS FOURTH AMENDMENT TO OFFICE LEASE AGREEMENT (this “Amendment”) is made of as March 25th, 2008 by and among Donelson Corporate Centre, L.P., a Tennessee limited partnership (“Landlord”) and Automated License Systems. LLC, a Tennessee Limited Liability Company (“Tenant”), under the following circumstances:

A. Landlord and Tenant have entered into that certain Office Lease Agreement dated as of September 24 1999 (the “Lease”), whereby Landlord leases to Tenant approximately 20,439 rentable square feet of space (the “Premises”) on the third floor of Building Two, Donelson Corporate Centre, 3055 Lebanon Road, Davidson County, Tennessee.

B. Landlord, Tenant and Guarantors have amended that certain Office Lease Agreement dated as of September 24, 1999 by entering into the First Amendment to Office Lease Agreement dated as of April 28th, 2005 (“the First Amendment”) and Landlord, Tenant and Guarantors have further amended that certain Office Lease Agreement by entering into the Second Amendment to Office Lease Agreement dated as of July 1, 2005 (“the Second Amendment”) and Landlord, Tenant and Guarantors have further amended that certain Office Lease Agreement by entering into the Third Amendment to Office Lease Agreement dated as of January 10, 2007, the total Net Rentable Area of the Premises and the Additional Premises is 27,268 square feet.

C. Landlord and Tenant wish to further amend the Lease in order to amend the size, location and configuration of the Premises and to modify certain other terms of the lease as set forth herein.

NOW THEREFORE, in consideration of the agreements and covenants hereinafter sets forth, Landlord and Tenant agree and acknowledge that the Lease is amended as follows:

1. Defined Terms. Any capitalized term not expressly defined in this Amendment shall have the definition for such term set forth in the Lease.

2. Premises.

(a) As of June 1, 2008 approximately 5,278 square feet of Net Rentable Area on the first floor of Building Two of Donelson Corporate Centre known as shown on Exhibit A attached hereto (the “Building Two Space”) shall be added to the Premises and the “Additional Premises.”

(b) As of June 1, 2008 the total Net Rentable Area of the Premises (both the Original Premises and the Additional Premises) shall be 32,546 square feet.

3. Rent. Tenant shall pay Base Rental for the Additional Premises commencing on June 1, 2008 (the “Additional Premises Rent Commencement Date”) and continuing for 48 months terminating on May 31st, 2012 as follows:

Year	Rate	Per Month	Per Annum

June 1, 2008 - May 31, 2009	$16.91	$45,862.74	$550,352.86
June 1, 2009 - May 31, 2010	$17.34	$47,028.97	$564,347.64
June 1, 2010 - May 31, 2011	$17.77	$48,195.20	$578,342.42
June 1, 2011 - May 31, 2012	$18.21	$49,388.56	$592,662.66

4. Term. Upon the execution of this Amendment, the parties shall execute Exhibit C. attached hereto and incorporated herein, which shall replace Exhibit C attached to the original Lease.

5. Tenant Improvements. Tenant accepts the Additional Premises “as is, where is”. The Tenant Improvement Allowance for the Additional Premises shall be $12.00 per rentable square foot and shall be governed by the attached Exhibit “B”. Tenant may, at its option, use all or part of any pre-existing unused Tenant Improvement Allowances that it currently has pursuant to the Lease, as amended, to fund the cost of tenant improvements in the first floor space if the Tenant Improvement Allowance provided for in this Fourth Amendment is exhausted by Tenant.

6. Continuing Effect: Conflict. (a) Except as amended hereby, the Lease shall remain in full force and effect, including without limitation, the provisions regarding expiration date of the initial term of the Lease and any rights that Tenant may have to extend or terminate early the term thereof.

(b) In the event, of a conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

THIS AMENDMENT is signed and is effective as of the date first above written.

LANDLORD:

Donelson Corporate Centre, L.P.

By:	JS Development, LLC, general partner

By:	/s/ Floyd Shechter
Floyd Shechter Managing Member

TENANT:

Automated License Systems, Inc.

By:	/s/ illegible

Name:	illegible

Title:	/s/ illegible

Exhibit A

PROGRAMMING
105
OFFICE 1
104
OPEN OFFICE
103
OFFICE 2
106
SERVER
107
[redacted]
TRAINING
101
COFFEE
108
STORAGE
109
RECP
100

EXHIBIT B - LANDLORD’S WORK

WORK LETTER AGREEMENT

This Work Letter Agreement (this “WORK LETTER) is made and entered into as of this      day of March, 2008, by and between Donelson Corporate Centre, L. P. (“Landlord”), and Automated License Systems, LLC (“Tenant”) under the following circumstances:

A. Landlord and Tenant are entering into a fourth Lease Amendment of even date herewith (the “4th Amendment”) relating to space in a building owned by Landlord, known as Building II, First Floor Suite of the Donelson Corporate Centre, having a street address of 3055 Lebanon Road, Donelson, Tennessee (the “Building”); and

B. Landlord and Tenant desire entering into this Work Letter for the purpose of setting forth their agreements relating to the design and construction of the tenant improvements in such space.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.	Tenant Improvements to Designated Space.

(a) Landlord shall install, furnish and construct in a prompt, good and workmanlike manner, the interior partitions, finishes and other tenant improvement work (the “Tenant Improvements”) in and for the Demised Premises in accordance with the “T.I. Plans and Specifications” to be produced in accordance with Section 2 herein below. It is intended that the Tenant Improvements will include and the T.I. Plans and Specifications will describe all work, labor, material, installations and construction required to produce in the entirety of the Demised Premises, on a “turn key” basis, a completed space ready for use and occupancy as first class office suites by Tenant, subject only to installation of furniture and equipment of Tenant. Landlord’s obligation to fund the cost of Tenant Improvements shall be limited to an allowance of $12.00 multiplied by the Rentable Area of the Demised Premises (the “T.I. Allowance). For example, if the Rentable Area of the Demised Premises is 1,000 square feet of Rentable Area, then the total T.I. Allowance and obligation of Landlord would be $12,000.00. Landlord shall not enter into any contract for the construction of the Tenant Improvements unless the proposed contactor has been approved by Tenant, which approval shall not be unreasonably withheld or delayed. In the event that the cost of the Tenant Improvements for the Demised Premises which has been approved by Tenant as aforesaid exceeds the sum equal to $12.00 times the Rentable Square Feet of the Demised Premises, then the Tenant shall be responsible for the costs in excess of $12.00 per Rentable Square Foot.

(b) Tenant shall pay its share of the costs of the Tenant Finish Work as described above in Section 1(a) (“Tenant’s Share”) by paying Tenant’s Share directly to the Contractor during the course of the Tenant Finish Work by paying a portion of each “Progress Payment” as defined in the Contract). Such portion shall be equal to a ratio the numerator of which shall be the amount per rentable square foot that the contract sum exceeds $12.00 per rentable square foot and the denominator of which shall be the Contract Sum divided by the rentable square feet of the Demised Premises. Tenant’s Share shall also include one hundred per cent of the cost of any change orders to the Contract Sum (whether increasing or decreasing the Contract Sum) approved by Tenant. Tenant shall have the right to review each draw request for a Progress Payment and any supporting documentation of each such draw request submitted by the Contractor to the Landlord or Project Architect.

2. Space Plan and Specifications. (a) On or before March 15, 2008, Tenant shall cause its consultant, Design Collaborative Studios (the “Review Architect”) to prepare and deliver to Landlord draft floor plans and outline specifications for the Demised Premises and the Tenant Improvements. Landlord shall not unreasonably withhold or delay its approval of such floor plans and outline specifications. If Landlord has any objections or comments with respect to such draft floor plans and outline specifications. Landlord shall notify Tenant of such objections in writing within 5 (five) days after Landlord’s receipt thereof or Landlord shall be deemed to have approved such draft floor plans and outline specifications. Tenant shall promptly cause the requested changes and modifications to be made to the floor plan and outline specifications, and shall promptly resubmit to Landlord the modified floor plan and outline specifications, which shall be subject to the same review, approval and modification procedures set for above. The final floor plans and outline specifications for the Demised Premises and the Tenant Improvements approved by Landlord shall hereinafter be referred to as the “T.I. Outline Specifications.”

(b) Following approval of the T.I. Outline Specifications, Landlord shall cause its project architect, Design Collaborative Studios (the “Project Architect”) to prepare and deliver to Tenant for Tenant’s Approval (which it shall not unreasonably withhold or delay) within ten (10) days after Landlord’s approval of the T.I. Outline Specifications as set forth above in Section 2(a), any and all necessary construction documents for the Tenant Improvements in the Demised Premises, including but not limited to,  1/4” architectural, mechanical and electrical working drawings to scale together with specifications necessary to complete such Tenant Improvements. The construction documents will be prepared based upon the T.I. Outline Specifications, and shall in all material respects be consistent with the development of such T.I. Outline Specifications. If Tenant has any objections or comments with, respect to such construction documents, working drawings and specifications, it shall notify Landlord and the Project Architect in writing such objections within five (5) days after receipt thereof or Tenant shall be deemed to have approved such documents, drawings and specifications. Landlord shall cause the Project Architect in writing to make the requested changes and modifications to the construction documents, working drawings and specifications, and shall resubmit to Tenant and the Review Architect the modified construction documents, working drawings and specifications, which shall be subject to the same review, approval and modification procedures set forth above. The final construction documents, working drawings and specifications for the Tenant Improvements approved by Tenant, shall be referred to as the “T.I. Plans and Specifications.” None of the T.I. Plans and Specifications may be changed or otherwise modified without the prior written consent, of Tenant.

3. Permits. Landlord shall obtain and maintain all authorizations, approvals and permits required by any governmental entity for the Tenant Improvements described herein to be performed by Landlord. Tenant shall cooperate with Landlord in obtaining such authorizations, approvals or permits.

4. Completion. The Tenant Improvements shall be deemed complete when all of the following have occurred: (A) the Project Architect’s certificate of Final Completion with, respect to the Tenant Improvements shall have been delivered to Landlord and Tenant; (B) Landlord shall have obtained and delivered to Tenant a Temporary Certificate of Occupancy for the Demised Premises from the governmental authority which has authority to issue such certificates in the jurisdiction wherein the Premises are located, which Temporary Certificate of Occupancy shall indicate that the Final Certificate of Occupancy will be issued in due course; and (C) Landlord and Tenant shall have accepted the Tenant Finish Work as being in substantial conformity with the T.I. Plans and Specifications and have executed a written acknowledgment of such acceptance setting forth the T.I. Completion Date (the “T.I. Completion Date Certificate”), excepting punch list items as defined below, which shall also be signed by Landlord.

5. Access Before Completion. Tenant shall have access to the Demised Premises in which Tenant Improvements are being performed prior to completion only for the purposes of inspecting Landlord’s work or otherwise as agreed to by the parties in writing.

6. Punch List Work. Following issuance of the Project Architect’s Certificate of Final Completion with respect to the Tenant Improvements, Tenant may inspect the Tenant Improvements and prepare a punch list setting forth all incomplete, defective or other items of construction not in conformity to the T.I. Plans and Specifications and if such punch list is delivered to Landlord, Landlord shall complete or correct all items on the punch list within thirty (30) days of receipt thereof (or within a reasonable period of time if thirty(30) days is insufficient time during which to complete such item). In the event Landlord fails to complete or correct any or all items on the punch list as herein provided, Tenant may complete or correct any or all such items and Landlord shall reimburse Tenant for the cost thereof plus interest thereon within thirty (30) days after receipt from Tenant of written demand for such payment and m the event Landlord fails to reimburse Tenant for such cost and 12% interest within such thirty (30) day period, Tenant may either deduct such cost and interest from the next ensuing installments of rent coming due under the Lease until such cost plus interest are recovered or pursue whatever remedies Tenant may have against Landlord at law or in equity. Landlord shall complete and correct each item set forth on the punch list even if the determination of whether the Tenant Improvements have been constructed in substantial conformity with the T.I. Plans and Specifications has been submitted to arbitration or Litigation.

7. Defective Work. Landlord warrants to Tenant, that (i) the Tenant Improvements will be constructed in accordance with the T.I. Plans and Specifications, (ii) all materials and equipment furnished will be new, unless otherwise specified, (iii) Tenant Improvements will be of good quality, free from faults and defects, and (iv) the Tenant Improvements shall be in full compliance with all applicable laws, codes and regulations, including by way of example, but not as a limitation, environmental, zoning, building and land use laws, codes and regulations. Without limiting the generality of the foregoing, if within one year after the date of substantial completion of all the Tenant Improvements, or within such longer period of time as may be prescribed by law or the terms of any applicable warranty required by the T.I Plans and Specifications, the Tenant Improvements or any part or element of either is found to be defective or not in accordance with the T.I. Plans and Specifications, Landlord shall correct same within 30 days after receipt of written notice from Tenant to do so or a longer reasonable period if such correction cannot reasonably be completed within a 30-day period, unless Tenant has previously given Landlord a written acceptance of such condition. Unless such condition is specifically referred to and accepted in a written instrument delivered to Landlord, acceptance by Tenant of the Tenant Improvements pursuant to the lease shall not be deemed to be written acceptance of any such condition.

LANDLORD:

Donelson Corporate Centre, L.P.

By:	JS Development, LLC, general partner

By:	/s/ Floyd Shechter
Floyd Shechter Managing Member

TENANT:

Automated License Systems, Inc.

By:	/s/ illegible

Name:

Title:

EXHIBIT C - COMMENCEMENT DATE AGREEMENT

This Agreement is made and entered into as of the 25 day of March, 2008 between Donelson Corporate Centre, L.P. (“Landlord”) and Automated License Systems, LLC (“Tenant”), and shall be attached to and made a part of that certain Fourth Amendment to Lease between Landlord and Tenant of even date (the Fourth “Amendment”). Pursuant, to the provisions of the Lease (as defined in the Amendment), as amended by the Amendment, Landlord and Tenant intending to be legally bound hereby, agree to the following:

a. The Commencement Date of the Lease for the Additional Premises, is the 1st day of June, 2008.

b. Tenant agrees that, as of and through the date hereof, Landlord has fully and timely complied with and performed each and every of its obligations as set forth in the Lease and that Tenant has no claims or causes of action against Landlord whatsoever and has no right to any setoffs against any and all sums due Landlord.

IN WITNESS WHEREOF, the parties have duly executed this supplement to the Lease as of the day and year first above written.

LANDLORD:

Donelson Corporate Centre, L.P.

By:	JS Development, LLC, general partner

By:	/s/ Floyd Shechter
Floyd Shechter Managing Member

TENANT:

Automated License Systems, Inc.

By:	/s/ illegible

Name:

Title: